Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Patricia Walker, M.D., Ph.D. (“Employee”) and KYTHERA Biopharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Amended and Restated Employment Agreement with the Company dated April 2, 2012 (the “Employment Agreement”);

WHEREAS, Employee signed a Confidential Information and Invention Assignment Agreement with the Company on May 3, 2007 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements, dated:

•                  6/14/2007,

•                  1/21/2009

•                  10/14/2009

•                  2/1/2012

•                  1/29/2013,

granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2004 and 2012 Stock Option Plan and Stock Option Agreement (collectively the “Stock Agreements”) as attached in Exhibit A;

WHEREAS, the Employee’s employment with the Company terminated effective March 28, 2013 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.     Consideration.  The Company agrees to provide Employee the severance pursuant to Section 8 of the Employment Agreement.  For the avoidance of doubt, such severance includes the payment to Employee of a lump sum equivalent to 6 months of Employee’s base salary, for a total of One Hundred Seventy Nine Dollars ($179,000), less applicable withholdings.  This payment will be made to Employee within ten (10) business days after the Effective Date of this Agreement, but in all cases will be paid no later than March 15 of the year following the Termination Date (assuming this Agreement becomes effective by such date).  Company further agrees to reimburse Employee for COBRA coverage for Employee and his or her covered dependents from the Effective Date of this Agreement through September 22, 2013 or until Employee and his or her covered dependents are covered by similar plans of Employee’s new employer, whichever occurs first, provided Employee timely elects COBRA coverage.  In addition if Employee has elected coverage for Employee or Employee and Employee’s covered dependents under the Company’s high deductible health plan as of immediately prior to employee’s termination of employment, Employee shall be paid an amount equal to fifty percent (50%) of the full amount of healthcare savings account contributions the Company intended to make in the year in which Employee terminated employment, without regard to any amount the Company has already made to Employee’s healthcare savings account for such year, such payment to be made in a cash lump sum, less applicable withholding.  COBRA reimbursements shall be made monthly by the Company to Employee consistent with the Company’s normal expense reimbursement policy.  Pursuant to this Agreement, Employee is obligated to notify the Company within five (5) business days of the date Employee and his or her covered dependents are covered by similar plans of Employee’s new employer.

2.     Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration detailed in Section 1 of this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting (including any acceleration of vesting pursuant to the Employment Agreement), and any and all other benefits and compensation due to Employee.

3.     Stock.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, and including any acceleration provisions contained in the Employment Agreement or the Stock Agreements, Employee will be considered to have vested only up to the time of the Termination Date.  Employee acknowledges and agrees that he or she has vested in 162,858 shares as of the Termination Date.  The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. Employee agrees that he or she will not be entitled to continue vesting after the Termination Date except as specifically set forth in the fully executed Sr. Advisor to the Board of Directors Agreement between Company and Employee entered into as of March 28, 2013.  For purposes of clarity, there will be no continued vesting if the Sr. Advisor to the Board of Directors Agreement is not signed.

4.     Release of Claims; Non-Disparagement.  In exchange for the consideration provided under this Agreement, Employee agrees to release any and all claims arising against the Company or any of its directors, officers, or current and former employees as of the date of the execution of this Agreement including, but not limited to, the following: (a) claims arising under the federal or any state constitution; (b) claims arising under the federal or any state statute, including the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress; (e) any claim for attorneys’ fees and costs; (f) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company; and (g) any and all other claims arising from Employee’s employment relationship with the Company or the termination of that relationship.  Employee agrees that he or she will not file any legal action asserting any such claims.  Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law.  In addition, Employee agrees not to defame, disparage, publish any defamatory materials or make statements or disparaging remarks which could embarrass or cause harm to the Company, its name and reputation, its business, or any of its owners, directors, officers or employees.  The foregoing shall not be violated by truthful statements given when compelled by law.

5.     Acknowledgment of Waiver of Claims under ADEA.  This section is only applicable to employees over the age of 40 on the Termination Date.  Employee acknowledges that he or she is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he or she has been advised by this writing that: (a) he or she should consult with an attorney prior to executing this Agreement; (b) he or she has twenty-one (21) days within which to consider this Agreement; (c) he or she has seven (7) days following his or her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he or she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6.     California Civil Code Section 1542.  Employee acknowledges that he or she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he or she may have thereunder, as well as under any other statute or common law principles of similar effect.

7.     Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.  Employee’s signature below constitutes his or her certification under penalty of perjury that he or she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his or her employment with the Company, or otherwise belonging to the Company.

8.     Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

9.     Effective Date.  If the Employee is over the age of 40 on the Termination Date, each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If the Employee is under the age of 40 on the Termination Date this Agreement will become effective on the date it was signed by both Parties (the “Effective Date”)

10.  Voluntary Execution of Agreement.  Employee understands and agrees that he or she has executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his or her claims against the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Patricia Walker, M.D., Ph.D., an individual

Dated:	27 March 2013	/s/ Patricia Walker
Patricia Walker, M.D., Ph.D.

KYTHERA Biopharmaceuticals, Inc.

Dated:	March 27, 2013	By:	/s/ Keith Klein
			Name:	Keith Klein
			Title:	General Counsel